Exhibit 10.2
CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of August 31, 2020 (the “Execution Date”), is entered into by and between Gilead Sciences, Inc. (the “Investor”), a Delaware corporation, and Jounce Therapeutics, Inc. (the “Company”), a Delaware corporation.
WHEREAS, pursuant to the terms and subject to the conditions set forth in this Agreement, the Company desires to issue and sell to the Investor, and the Investor desires to subscribe for and purchase from the Company, certain shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”); and
WHEREAS, in partial consideration for the Investor’s willingness to enter into this Agreement, the Company and the Investor (each, a “Party,” and together, the “Parties”) are entering into the License Agreement and the Registration Rights Agreement (each as defined below).
NOW, THEREFORE, in consideration of the following mutual promises and obligations, and for good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the Investor and the Company agree as follows:
1.    Definitions.
1.1    Certain Defined Terms. When used in this Agreement, the following terms shall have the respective meanings specified therefor below:
“Acquisition Transaction” shall mean any merger, consolidation, business combination, share exchange, reorganization or similar transaction or series of related transactions involving the Company or any subsidiary of the Company whereby the holders of voting capital stock of the Company immediately prior to any such transaction hold less than 50% of the voting capital stock of the Company or the surviving corporation (or its parent company) immediately after the consummation of any such transaction.
“Affiliate” shall mean any Person which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with a Party. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to a Person means: (a) direct or indirect ownership of 50% or more of the voting securities or other voting interest of any Person (including attribution from related parties); or (b) the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of such Person, whether through ownership of voting securities, by contract, as a general partner, as a manager, or otherwise.
“Agreement” shall have the meaning set forth in the Preamble.

“Business Day” shall mean a day on which banking institutions in New York City, New York, are open for business, excluding any Saturday or Sunday.
“Change of Control” means, with respect to the Company, the occurrence of any of the following events from and after the Execution Date: (a) any Person or group of Persons becomes the beneficial owner (directly or indirectly) of more than 50% of the voting shares of the Company; (b) the Company consolidates with or merges into or with another Person pursuant to a transaction in which more than 50% of the voting shares of the acquiring or resulting entity outstanding immediately after such consolidation or merger is not held by the holders of the outstanding voting shares of the Company immediately preceding such consolidation or merger; or (c) the Company sells or transfers to another Person all or substantially all of its assets.
“Control” means, with respect to any Patent, Know-How, other intellectual property right, the ability of a Party or its Affiliates, as applicable (whether through ownership, license, or sublicense (other than a license granted pursuant to the License Agreement)) to grant to the other Party the licenses, sublicenses, or other rights as provided herein, or to otherwise disclose such intellectual property right, without violating the terms of any then-existing agreement with any Third Party at the time such Party or its Affiliates, as applicable, would be required hereunder to grant the other Party such licenses, sublicenses, or other rights as provided herein or to otherwise disclose such intellectual property right.
“Cross Receipt” shall mean an executed document signed by each of the Company and the Investor, in substantially the form of Exhibit A attached hereto.
“Governmental Authority” means (a) federal, state, local, municipal, foreign, or other government; (b) governmental or quasi-governmental authority of any nature (including any agency, board, body, branch, bureau, commission, council, department, entity, governmental division, instrumentality, office, officer, official, organization, representative, subdivision, unit, and any court or other tribunal); (c) multinational governmental organization or body; or (d) entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military, or taxing authority or power of any nature.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.
“HSR Clearance” means the expiration or termination of all applicable waiting period(s) under the HSR Act with respect to the transactions contemplated by this Agreement and the License Agreement.
“Invention” means any process, method, composition of matter, article of manufacture, discovery, or finding that is conceived or reduced to practice.
“Know-How” means algorithms, data, information, Inventions, knowledge, methods (including methods of use or administration or dosing), practices, results, software, techniques,

technology, and trade secrets, including analytical and quality control data, analytical methods (including applicable reference standards), assays, batch records, chemical structures and formulations, compositions of matter, formulae, manufacturing data, pharmacological, toxicological, and clinical test data and results, processes, reports, research data, research tools, sequences, standard operating procedures, and techniques, in each case, whether patentable or not, and, in each case, tangible manifestations thereof.
“Law” means all laws, statutes, rules, regulations, orders, judgments, injunctions and/or ordinances of any Governmental Authority.
“License Agreement” shall mean the License Agreement between the Company and the Investor, dated as of the date hereof.
“Material Adverse Effect” means any event, occurrence, condition or change that has had a material adverse effect on (a) the assets, liabilities, results of operations, financial condition or business of the Company and its subsidiary taken as a whole, (b) the legality or enforceability of any of the Transaction Agreements or (c) the ability of the Company to perform its obligations under the Transaction Agreements, provided, in no event, shall a change in the market price of the Common Stock alone constitute a “Material Adverse Effect,” provided that the underlying cause of such change in stock price may be considered in determining whether there was a “Material Adverse Effect”; and provided, further, that the effects of conditions or events that are generally applicable to the capital, financial, banking or currency markets and the biotechnology industry shall not, standing alone, constitute a “Material Adverse Effect,” solely to the extent that such change does not have a material and disproportionate adverse impact on the Company, taken as a whole, as compared to other industry participants.
“Patents” means (a) all patents and patent applications in any country or supranational jurisdiction worldwide; and (b) any substitutions, divisionals, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates, and the like of any such patents or patent applications.
“Person” shall mean any individual, partnership, joint venture, limited liability company, firm, corporation, trust, association, unincorporated organization, governmental authority or agency, or any other entity not specifically listed herein, as well as any syndicate or group that would be deemed to be a Person under Section 13(d)(3) of the Exchange Act.
“Registration Rights Agreement” shall mean the Registration Rights Agreement, dated as of the date hereof, by and between the Company and the Investor.
“Third Party” shall mean any Person, other than the Investor, the Company or any Affiliate of the Investor or the Company.
“Transaction” means the issuance and sale of the Shares by the Company, and the purchase of the Shares by the Investor, in accordance with the terms hereof.

“Transaction Agreements” shall mean this Agreement, the Registration Rights Agreement, and the License Agreement.
1.2    Additional Defined Terms. In addition to the terms defined in Section 1.1, the following terms shall have the respective meanings assigned thereto in the sections indicated below:

Defined Term	Section
Agreement	Preamble
Aggregate Purchase Price	2
Closing	3.1
Common Stock	Recitals
Company	Preamble
Company Equity Plan	8.3
Company Intellectual Property	4.14(a)
Company SEC Documents	4.11(a)
Disqualification Event	4.23
Effective Date	8.5(c)
Electronic Delivery	9.9
Exchange Act	4.11(a)
Execution Date	Preamble
FD&C	4.10
FDA	4.15
Investor	Preamble
Investor Questionnaire	5.7
IRA	4.2(c)
Issuer Covered Person	4.23
Lock-Up Period	8.1(a)
Lock-Up Securities	8.1(a)
Money Laundering Laws	4.22
Party	Recitals
Permits	4.10
Reference Date	4.2(a)
Rule 144	5.9
SEC	4.7
Securities Act	4.2(c)
Shares	2
Standstill Parties	8.2
Standstill Term	8.2
Transfer Agent	3.2(b)

2.    Purchase and Sale of Common Stock. Subject to the terms and conditions of this Agreement, at the Closing (as defined below), the Company shall issue and sell to the Investor, free and clear of all liens, other than any liens arising as a result of any action by the Investor, and the Investor shall purchase from the Company, Five Million Five Hundred Thirty-Nine Thousand Seven Hundred Twenty-Seven (5,539,727) shares of Common Stock (the “Shares”) at a price per share of $6.318 (which the Parties agree represents a price per share equal to the daily volume-weighted average per share intraday price of the Common Stock on Nasdaq over the 30 trading day period ending on and including August 28, 2020 plus 30%) for a total purchase price of $34,999,995.19 (the “Aggregate Purchase Price”).
3.    Closing and Deliveries.
3.1    Closing Date. Upon the satisfaction of the conditions set forth in Section 6, the completion of the purchase and sale of the Shares (the “Closing”) shall occur remotely via exchange of documents and signatures on the Closing Date (as defined in the License Agreement), or at such other time and place as the Company and the Investor may agree upon in writing.
3.2    Deliveries. On the Closing Date:
(a)         the Investor shall deliver or cause to be delivered to the Company (i) the Aggregate Purchase Price for the Shares, via wire transfer of immediately available funds pursuant to the wire instructions delivered to the Investor by the Company prior to the Closing Date and (ii) the duly executed Cross Receipt, License Agreement, Registration Rights Agreement and Investor Questionnaire; and
(b)    the Company shall deliver or cause to be delivered to the Investor (i) the Shares, registered in the name of the Investor (or its nominee in accordance with its delivery instructions) via a book-entry record through the Company’s transfer agent (the “Transfer Agent”) on a “delivery versus payment” basis; (ii) evidence reasonably satisfactory to the Investor from the Transfer Agent that the Shares have been so delivered; (iii) the certificate required under Section 6.1(c) of this Agreement, executed on behalf of the Company by its Chief Executive Officer or Chief Financial Officer; (iv) the certificate required under Section 6.1(d) of this Agreement, executed on behalf of the Company by its Secretary; (v) the legal opinion required under Section 6.1(e) of this Agreement; and (vi) the duly executed Cross Receipt, License Agreement and Registration Rights Agreement.
4.    Representations and Warranties of the Company. The Company hereby represents and warrants the following as of the date hereof (except for the representations and warranties that speak as of a specific date, which shall be made as of such date).
4.1    Organization, Good Standing and Qualification.

(a)        The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and corporate authority to own, lease and operate its properties and assets, to carry on its business as now conducted, and as proposed to be conducted as described in the Company SEC Documents (as defined below), to enter into the Transaction Agreements, to issue and sell the Shares, and to perform its obligations under and to carry out the other transactions contemplated by the Transaction Agreements.
(b)    The Company is qualified to transact business and is in good standing in each jurisdiction in which the character of the properties owned, leased or operated by the Company or the nature of the business conducted by the Company makes such qualification necessary, except where the failure to be so qualified would not be reasonably likely to have a Material Adverse Effect.
4.2    Capitalization and Voting Rights.
(a)         The authorized capital of the Company as of the date hereof consists of: (i) 160,000,000 shares of Common Stock of which 34,214,618 shares were issued and outstanding as of August 27, 2020 (the “Reference Date”), and (ii) 5,000,000 shares of undesignated preferred stock, par value $0.001 per share, none of which are issued and outstanding as of the date hereof. The Company has not issued any capital stock since the Reference Date other than shares duly issued pursuant to outstanding awards of stock options, restricted stock units, and other awards approved pursuant to Company equity incentive plans described in the Company SEC Documents.
(b)    The Company’s disclosure of its issued and outstanding capital stock in its most recent Company SEC Document containing such disclosure was accurate in all material respects as of the date indicated in such Company SEC Document. All of the issued and outstanding shares of the Company’s capital stock have been duly authorized and validly issued and are fully paid and nonassessable; none of such shares were issued in violation of any preemptive rights; and such shares were issued in compliance in all material respects with applicable state and federal securities law and any rights of Third Parties. No Person is entitled to preemptive or similar statutory or contractual rights with respect to the issuance by the Company of any securities of the Company, including, without limitation, the Shares. Except for stock options, restricted stock units, and other awards approved pursuant to Company equity incentive plans described in the Company SEC Documents, there are no outstanding warrants, options, awards, convertible securities or other rights, agreements or arrangements of any character under which the Company is or may be obligated to issue any equity securities of any kind, except as contemplated by this Agreement. There are no voting agreements, buy-sell agreements, option or right of first purchase agreements or other agreements of any kind among the Company and any of the securityholders of the Company relating to the securities of the Company held by them.

(c)         Other than under the Registration Rights Agreement and the Amended and Restated Investors’ Rights Agreement, dated as of April 17, 2015, as amended (the “IRA”), by and among the Company and the other investors party thereto, there are no agreements, arrangements or understandings under which the Company or its subsidiary is obligated to register the sale of any of its or their securities under the Securities Act of 1933, as amended (the “Securities Act”).
(d)    The Company does not have outstanding shareholder purchase rights or “poison pill” or any similar arrangement in effect. There are no anti-dilution or price adjustment provisions contained in any security issued by the Company (or in any agreement providing rights to security holders) that will be triggered by the issuance of the Shares.
4.3    Subsidiaries. The Company’s sole subsidiary is set forth on Exhibit 21.1 to the Company’s most recent Annual Report on Form 10-K, and the Company owns 100% of the outstanding equity of such subsidiary. The Company’s subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite power and authority to carry on its business as now conducted and to own or lease its properties. The Company’s subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or their ownership or leasing of property makes such qualification or leasing necessary unless the failure to so qualify has not had and would not reasonably be expected to have a Material Adverse Effect.
4.4    Authorization.
(a)         All requisite corporate action on the part of the Company, its directors and stockholders required by applicable Law for the authorization, execution and delivery by the Company of the Transaction Agreements and the performance of all obligations of the Company hereunder and thereunder, including the authorization, issuance and delivery of the Shares, has been taken.
(b)    This Agreement and other Transaction Agreements have been duly executed and delivered by the Company, and upon the due execution and delivery of the same by the Investor, this Agreement and other Transaction Agreements will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms (except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application relating to or affecting enforcement of creditors’ rights generally, (ii) rules of Law governing specific performance, injunctive relief or other equitable remedies and limitations of public policy, and (iii) to the extent the indemnification provisions in the Registration Rights Agreement are limited by applicable federal or state securities Laws).

4.5    No Defaults. Neither the Company nor its subsidiary is in default under or in violation of (a) the Company’s certificate of incorporation or bylaws or the subsidiary’s organizational documents, (b) any provision of applicable Law or any ruling, writ, injunction, order, Permit, judgment or decree of any Governmental Authority or (c) any agreement, arrangement or instrument, whether written or oral, by which the Company, its subsidiary or any of the Company’s or subsidiary’s assets are bound, except, in the case of clauses (b) and (c), as would not be reasonably likely to have a Material Adverse Effect. There exists no condition, event or act, which after notice, lapse of time, or both, would constitute a default or violation by the Company under any of the foregoing, except, in the case of clauses (b) and (c), as would not be reasonably likely to have a Material Adverse Effect.
4.6    No Conflicts. The execution, delivery and performance of the Transaction Agreements, and compliance with the provisions hereof and thereof by the Company do not and shall not: (a) violate any material provision of applicable Law or any ruling, writ, injunction, order, permit, judgment or decree of any Governmental Authority, (b) constitute a breach of, or default under (or an event which, with notice or lapse of time or both, would become a default under) or conflict with, or give rise to any right of termination, cancellation or acceleration of, any material agreement, arrangement or instrument, whether written or oral, by which the Company, its subsidiary or any of the assets of the Company or its subsidiary are bound, (c) result in any encumbrance upon any of the Shares, other than restrictions on resale pursuant to securities Laws or restrictions contained in the Transaction Agreements, or (d) violate or conflict with any of the provisions of the Company’s certificate of incorporation or bylaws or the subsidiary’s organizational documents, except, in the case of clauses (a) and (b), as would not be reasonably likely to have a Material Adverse Effect.
4.7    No Governmental Authority or Third Party Consents. Assuming the accuracy of the representations and warranties of the Investor set forth in Section 5 hereof, no consent, approval, authorization or other order of, or filing with, or notice to, any Governmental Authority or Third Party is required to be obtained or made by the Company or its subsidiary in connection with the authorization, execution and delivery by the Company of any of the Transaction Agreements, or with the authorization, issue and sale by the Company of the Shares, except (i) such filings as may be required to be made with the Securities and Exchange Commission (the “SEC”) and with any state blue sky or securities regulatory authority, which filings shall be made in a timely manner in accordance with all applicable Laws, (ii) a waiver of registration rights pursuant to the IRA, and (iii) as required pursuant to the HSR Act.
4.8    Valid Issuance of Shares. When issued, sold and delivered at the Closing in accordance with the terms hereof for the Aggregate Purchase Price, the Shares shall be duly authorized, validly issued, fully paid and nonassessable, free from any liens, encumbrances or restrictions on transfer (including preemptive rights, rights of first refusal or other similar rights), except restrictions imposed by the Transaction Agreements and under federal or state securities Laws.

4.9    Litigation. Except as set forth in the Company SEC Documents filed prior to the date hereof, there is no action, suit, proceeding or investigation pending (of which the Company or its subsidiary have received notice or otherwise have knowledge) or, to the Company’s knowledge, threatened, against the Company or its subsidiary or which the Company or its subsidiary intend to initiate which has had or would be reasonably likely to have a Material Adverse Effect.
4.10    Licenses and Other Rights; Compliance with Laws. The Company and its subsidiary (as applicable) have all material franchises, permits, licenses, approvals, exemptions, regulatory authorizations and other rights and privileges (“Permits”) and has made all filings, applications and registrations with, Governmental Authorities that are required in order to permit them to own their properties and to conduct their business as presently conducted and are in compliance in all material respects thereunder. Neither the Company nor its subsidiary have taken any action that would materially interfere with the Company’s or its subsidiary’s ability to renew all such Permit(s). Neither the Company nor its subsidiary have received any notice of proceedings relating to the suspension, revocation, impairment, forfeiture or nonrenewal of any Permit. The Company and its subsidiary are and have been in compliance with all applicable Laws applicable to their business, properties and assets, and to the products and services sold by them, including the Social Security Act, the rules and regulations and policies of the United States Department of Health and Human Services, the Food Drug & Cosmetic Act (“FD&C”) and all public health and safety provisions of applicable Law, in each case, except where the failure to be in compliance does not and would not be reasonably likely to have a Material Adverse Effect.
4.11    Company SEC Documents; Financial Statements; Nasdaq Stock Market.
(a)         The Common Stock is registered pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company has timely filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein), and any required amendments to any of the foregoing, with the SEC (the “Company SEC Documents”). As of their respective filing dates, each of the Company SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents.
(b)    The financial statements of the Company in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended. Except (i) as set forth in the Company’s most recent financial statements included in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020, or (ii) for liabilities incurred in the ordinary course of business and consistent with past practice, subsequent to the date of the most recent balance sheet contained in the Company SEC Documents, the Company has no material liabilities, whether absolute or accrued, contingent or otherwise.
(c)         As of the date hereof, the Common Stock is listed on The Nasdaq Global Select Market. The Company is not in violation of the listing requirements of the Nasdaq Global Select Market and has no knowledge of any facts that would reasonably lead to delisting or suspension of the Common Stock from the Nasdaq Global Select Market, or terminating the registration of the Common Stock under the Exchange Act. As of the date hereof, the Company has not received any notification that, and has no knowledge that, the SEC or The Nasdaq Stock Market LLC is contemplating terminating such listing or registration.
4.12    Offering. Subject to the accuracy of the Investor’s representations set forth in Sections 5.5, 5.6, 5.7, 5.9 and 5.10 hereof, the offer, sale and issuance of the Shares to be issued in conformity with the terms of this Agreement constitute transactions which are exempt from the registration requirements of the Securities Act and from all applicable state registration or qualification requirements. None of the Company, its subsidiary or any Person acting on behalf of the Company or its subsidiary will take any action that would cause the loss of such exemption.
4.13    No Integration. The Company has not, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which is or will be integrated with the Shares sold pursuant to this Agreement for purposes of the Securities Act or any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Company are listed or designated.
4.14    Intellectual Property.
(a)         The Company solely and exclusively owns, free and clear of all encumbrances and liens, or holds valid and enforceable licenses (pursuant to a written license agreement) to use and exploit, all Inventions, Patents, Know-How, trade and service marks, trade and service mark registrations, trade names, copyrights, licenses, inventions, technology, Internet domain names, and other intellectual property that are used or held for use in, or necessary for the conduct of, the business of the Company as currently conducted and as proposed to be conducted (collectively, the “Company Intellectual Property”). No Third Party owns or otherwise holds rights in any Company Intellectual Property that is owned or purported to be owned by the Company. The Company is [***] pursuant to which any [***], and [***].

(b)     Since January 1, 2018 and except as disclosed in the Company SEC Documents, the Company [***] or [***] or, [***]: (i) [***] of, or that has [***] or (2) [***] or [***] or [***] or [***]; (ii) [***] the Company’s [***]; or (iii) [***] (except in [***]), [***] or [***] of any Company Intellectual Property.
(c)         (i) All Company Intellectual Property that is registered, filed or issued under the authority of, with or by any Governmental Authority (or other registrar with respect to domain names and the like) was prosecuted in good faith, (ii) to the Company’s knowledge, all issued Patents and registered trademarks included in the Company Intellectual Property are valid and enforceable, and (iii) there is no Third Party Patent that contains claims for which an Interference Proceeding (as defined in 35 U.S.C. § 135) has been commenced against any Patent owned or purported to be owned by, or licensed to, the Company.
(d)    [***] which would reasonably be expected to [***] of the Company to consummate or perform the transactions contemplated under the Transaction Agreements, or which would [***] thereof. Neither the Company nor its subsidiary has received a notice (written or otherwise) that any material Company Intellectual Property has expired, terminated or been abandoned, or is expected to expire or terminate or be abandoned, within three years from the date of this Agreement.
4.15    Governmental and Regulatory Matters. To the Company’s knowledge, no employee or agent of the Company or its subsidiary has made an untrue statement of a material fact to any Governmental Authority with respect to any antibody or product of the Company or its subsidiary in any submission to such Governmental Authority or otherwise, or failed to disclose a material fact required to be disclosed to any Governmental Authority with respect to such antibody or product. Neither the Company nor its subsidiary has received any written notices or correspondence or other communications from, Governmental Authorities alleging or asserting material non-compliance with any applicable Law. None of the Company, its subsidiary nor any of their respective officers, directors or employees is currently, or has been: (i) disqualified, debarred or voluntarily excluded by the United States Food & Drug Administration (“FDA”) or any other Governmental Authority for any purpose, or received notice of action or threat of action with respect to debarment under the provisions of 21 U.S.C. §§335a, 335b, or 335c, 42 U.S.C. §1320a-7, 45 C.F.R. Part 76 or any equivalent provisions in any other jurisdiction; (ii) subject to any other enforcement action involving the FDA or similar Governmental Authority in any other jurisdiction, including any suspension, consent decree, notice of criminal investigation, indictment, sentencing memorandum, plea agreement, court order or target or no-target letter, and none of the foregoing are pending, asserted or threatened against same; (iii) charged with or convicted for conduct relating to the development or approval, or otherwise relating to the regulation, of any drug product under the Generic Drug Enforcement Act of 1992, the FD&C Act or any other applicable Law; (iv) convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act or any similar applicable Law, or otherwise made ineligible to participate in U.S. federal or state health care programs, or any other relevant or analogous applicable Law in any applicable jurisdictions; or (v) violated or caused a violation of any federal or state health care fraud and abuse or false claims statute or regulation, including, without limitation, the Medicare/Medicaid Anti-kickback provisions of the Social Security Act, 42 U.S.C. §1320a-7b(b), and the relevant regulations in 42 C.F.R. Part 1001, or any other relevant or analogous applicable Law in any applicable jurisdictions.
4.16    Clinical Studies. The [***] described in the Company SEC Documents were, and, [***] pursuant to, where applicable, [***] to those [***]; the descriptions of such [***], contained in the Company SEC Documents are accurate and complete in all material respects; the Company [***]; and the Company has not received any written notice or correspondence from the FDA or any foreign, state or local Governmental Authority exercising comparable authority or [***].
4.17    Tax Matters. Since January 1, 2018, the Company and its subsidiary have timely prepared and filed all material tax returns required to have been filed by them with all appropriate Governmental Authorities and timely paid all taxes shown thereon, except as currently being contested in good faith and for which adequate reserves have been created in the financial statements of the Company, if such reserves are determined to be necessary or advisable by the Company. Since January 1, 2018, the charges, accruals and reserves on the books of the Company in respect of taxes for all fiscal periods have been and are adequate, and there are no unpaid assessments against the Company or its subsidiary nor any basis for the assessment of any additional taxes, penalties or interest for any fiscal period or audits by any federal, state or local taxing authority, except as would not, individually or in the aggregate, have a Material Adverse Effect. All taxes and other assessments and levies that the Company or its subsidiary is required to withhold or to collect for payment have been duly withheld and collected and paid to the proper Governmental Authority or Third Party when due, except as would not, individually or in the aggregate, have a Material Adverse Effect. There are no tax liens or claims pending or, to the Company’s knowledge, threatened against the Company or its of its subsidiary or any of their assets or properties, except as would not, individually or in the aggregate, have a Material Adverse Effect.
4.18    Brokers’ or Finders’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission from the Company in connection with the transactions contemplated by the Transaction Agreements.
4.19    Internal Controls; Disclosure Controls and Procedures. The Company has implemented the “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) required in order for the Principal Executive Officer and Principal Financial Officer of the Company to engage in the review and evaluation process mandated by the Exchange Act, and is in compliance with such disclosure controls and procedures in all material respects. The Company maintains a system of internal control over financial reporting sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations; and (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles in the United States as found in the Accounting Standards Codification of the Financial Accounting Standards Board. The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s Board of Directors (x) any material weaknesses in its internal control over financial reporting and (y) any allegation of fraud that involves management of the Company or any other employees of the Company who have a significant role in the Company’s internal control over financial reporting or disclosure controls and procedures. Each of the Principal Executive Officer and the Principal Financial Officer of the Company (or each former Principal Executive Officer of the Company and each former Principal Financial Officer of the Company, as applicable) has made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 with respect to all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC.
4.20    Investment Company. The Company is not, and after giving effect to the transactions contemplated by the Transaction Agreements will not be, an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
4.21    Anti-Corruption and Anti-Bribery Laws. None of the Company, its subsidiary, or, to the Company’s knowledge, any director, officer, agent, employee or other authorized person acting on behalf of the Company or its subsidiary has (a) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (c) failed to disclose fully any contribution made by the Company (or made by any Person acting on its behalf of which the Company is aware) which is in violation of the law, or (d) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.
4.22    Money Laundering. Since January 1, 2018, the operations of the Company and its subsidiary have been and are in compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, and applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or its subsidiary with respect to the Money Laundering Laws is pending or, to the Company’s knowledge, threatened.
4.23    No Bad Actors. None of the Company, any affiliated issuer, any director, executive officer, or any beneficial owner of twenty percent (20%) or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, (each, an “Issuer Covered Person”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a

Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Company has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event.
4.24    Material Adverse Change. Since June 30, 2020, no event or series of events has or have occurred that would, individually or in the aggregate, have a Material Adverse Effect on the Company.
5.    Representations and Warranties of the Investor. The Investor hereby represents and warrants to the Company that:
5.1    Organization; Good Standing. The Investor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Investor has or will have all requisite power and authority to enter into the Transaction Agreements, to purchase the Shares and to perform its obligations under and to carry out the other transactions contemplated by the Transaction Agreements.
5.2    Authorization. All requisite action on the part of the Investor and its directors and stockholders, required by applicable Law for the authorization, execution and delivery by the Investor of the Transaction Agreements and the performance of all of its obligations thereunder, including the subscription for and purchase of the Shares, has been taken. This Agreement and the other Transaction Agreements have been duly executed and delivered by the Investor and upon the due execution and delivery thereof by the Company, will constitute valid and legally binding obligations of the Investor, enforceable against the Investor in accordance with their respective terms (except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application relating to or affecting enforcement of creditors’ rights and (b) rules of Law governing specific performance, injunctive relief or other equitable remedies and limitations of public policy).
5.3    No Conflicts. The execution, delivery and performance of the Transaction Agreements and compliance with the provisions hereof and thereof by the Investor do not and shall not: (a) violate any provision of applicable Law or any ruling, writ, injunction, order, permit, judgment or decree of any Governmental Authority, (b) constitute a breach of, or default under (or an event which, with notice or lapse of time or both, would become a default under) or conflict with, or give rise to any right of termination, cancellation or acceleration of, any agreement, arrangement or instrument, whether written or oral, by which the Investor or any of its assets, are bound, or (c) violate or conflict with any of the provisions of the Investor’s certificate of incorporation and bylaws, except, in the case of clauses (a) or (b), as would not materially and adversely affect the ability of the Investor to consummate the Transaction and perform its obligations under the Transaction Agreements.
5.4    No Governmental Authority or Third Party Consents. No consent, approval, authorization or other order of any Governmental Authority or Third Party is required to be obtained by the Investor in connection with the authorization, execution and delivery of any of the Transaction Agreements or with the subscription for and purchase of the Shares, except as required pursuant to the HSR Act.
5.5    Purchase Entirely for Own Account. The Shares shall be acquired for investment for the Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Investor has no present intention of selling, granting any participation or otherwise distributing the Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws. The Investor does not have and will not have as of the Closing any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participation to a Person any of the Shares.
5.6    Disclosure of Information. The Investor has had the opportunity to review the Company SEC Documents and has received all the information from the Company and its management that the Investor considers necessary or appropriate for deciding whether to purchase the Shares hereunder. The Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the Company, its financial condition, results of operations and prospects and the terms and conditions of the offering of the Shares sufficient to enable it to evaluate its investment.
5.7    Investment Experience and Accredited Investor Status. The Investor is an “accredited investor” (as defined in Regulation D under the Securities Act). The Investor has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares to be purchased hereunder. The Investor has executed and delivered to the Company a questionnaire in form and substance reasonably satisfactory to the Company (the “Investor Questionnaire”), which the Investor represents and warrants is true, correct and complete in all material respects.
5.8    Acquiring Person. As of the date hereof, neither the Investor nor any of its Affiliates beneficially owns or has the right to acquire (as determined pursuant to Rule 13d-3 under the Exchange Act without regard for the number of days in which a Person has the right to acquire such beneficial ownership), any securities of the Company.
5.9    Restricted Securities. The Investor understands that the Shares, when issued, shall be “restricted securities” under the federal securities Laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such Laws the Shares may be resold without registration under the Securities Act only in certain limited circumstances. The Investor represents that it is familiar with Rule 144 of the Securities Act, as presently in effect (“Rule 144”).
5.10    Legends. The Investor understands that the Shares in book entry form shall be subject to the following legends:

(a)         “THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND, ACCORDINGLY, MAY NOT BE TRANSFERRED UNLESS (I) SUCH SECURITIES HAVE BEEN REGISTERED FOR SALE PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, (II) SUCH SECURITIES MAY BE SOLD PURSUANT TO RULE 144, OR (III) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED”
(b)    “THESE SECURITIES ARE SUBJECT TO TRANSFER RESTRICTIONS SET FORTH IN A STOCK PURCHASE AGREEMENT BY AND BETWEEN THE HOLDER AND THE COMPANY, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.”
5.11    Brokers’ or Finders’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission from the Investor in connection with the transactions contemplated by the Transaction Agreements.
6.    Conditions to Closing.
6.1    Conditions to the Investor’s Obligations. The Investor’s obligation to purchase the Shares at the Closing is subject to the fulfillment as of the Closing of the following conditions (unless waived in writing by the Investor):
(a)         The representations and warranties made by the Company in Section 4 hereof shall be true and correct in all material respects as of the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date.
(b)    All covenants and agreements contained in this Agreement to be performed or complied with by the Company on or prior to the Closing Date shall have been performed or complied with in all material respects.
(c)        The Company shall have delivered a Certificate, executed on behalf of the Company by its Chief Executive Officer or its Chief Financial Officer, dated as of the Closing Date, certifying to the fulfillment of the conditions specified in Sections 6.1(a) and 6.1(b).
(d)    The Company shall have delivered a Certificate, executed on behalf of the Company by its Secretary, dated as of the Closing Date, certifying the resolutions adopted by the Board of Directors of the Company approving the transactions contemplated by this Agreement, the other Transaction Agreements and the issuance of the Shares, and certifying the current versions of the certificate of incorporation and bylaws of the Company.
(e)        The Investor shall have received an opinion from Wilmer Cutler Pickering Hale and Dorr LLP, the Company’s counsel, dated as of the Closing Date, in form and substance reasonably acceptable to the Investor.
(f)         The Company shall have duly executed and delivered to the Investor the License Agreement.
(g)    The Company shall have executed and delivered the Registration Rights Agreement.
(h)    The Company shall deliver or cause to be delivered to the Investor all items listed in Section 3.2(b).
6.2    Conditions to the Company’s Obligations. The Company’s obligation to issue and sell the Shares at the Closing is subject to the fulfillment as of the Closing of the following conditions (unless waived in writing by the Company):
(a)         The representations and warranties made by the Investor in Section 5 hereof shall be true and correct in all material respects as of the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date.
(b)    All covenants and agreements contained in this Agreement to be performed or complied with by the Investor on or prior to the Closing Date shall have been performed or complied with in all material respects.
(c)         The Investor shall have paid in full the Aggregate Purchase Price to the Company.
(d)    The Investor shall have duly executed and delivered to the Company the License Agreement.
(e)         The Investor shall have duly executed and delivered to the Company the Registration Rights Agreement and the Investor Questionnaire.
(f)         The Investor shall deliver or cause to be delivered to the Company all items listed in Section 3.2(a).

6.3    Mutual Conditions to Closing. The obligations of the Investor and the Company to consummate the Closing are subject to the fulfillment as of the date hereof of the following conditions:
(a)         There shall be no action, suit, proceeding or investigation by a Governmental Authority pending or currently threatened in writing against the Company or the Investor that questions the validity of any of the Transaction Agreements, the right of the Company or the Investor to enter into any Transaction Agreement or to consummate the transactions contemplated hereby or thereby or which, if determined adversely, would impose substantial monetary damages on the Company or the Investor as a result of the consummation of the transactions contemplated by any Transaction Agreement.
(b)    (i) No provision of any applicable Law and no judgment, injunction (preliminary or permanent), order or decree that prohibits, makes illegal or enjoins the consummation of the Transaction shall be in effect; and (ii) the Common Stock shall be eligible for listing on The Nasdaq Global Select Market.
(c)         HSR Clearance shall have occurred.
7.    Termination. This Agreement (other than Sections 8.4 to 8.7 and Section 9) shall automatically terminate upon the termination of the License Agreement by the Investor in accordance with Section 15.2, 15.3, or 15.4 thereunder, provided that if this Agreement is terminated prior to termination of the restrictions set forth in Sections 8.1, 8.2 and 8.3 (other than as a result of the Investor’s termination of the License Agreement pursuant to Section 15.2 or 15.4 thereof), Sections 8.1, 8.2 and 8.3 shall survive until the restrictions set forth therein terminate.
8.    Additional Covenants and Agreements.
8.1    Lock-Up Agreement.
(a)         During the eighteen (18) month period commencing on the Closing Date and ending on the first anniversary thereof (the “Lock-Up Period”), without the prior approval of the Company, the Investor shall not and shall cause its Affiliates not to, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any of the Shares (together with (a) any shares of Common Stock issued in respect thereof as a result of any stock split, stock dividend, share exchange, merger, consolidation or similar recapitalization and (b) any shares of Common Stock issued as (or issuable upon the exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange or in replacement of, the Shares) (the “Lock-Up Securities”), including, without limitation, any “short sale” or similar arrangement, or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Shares, whether any such swap or transaction is to be settled by delivery of securities, in cash or otherwise; provided, however, that the foregoing shall not prohibit the Investor or its Affiliates from transferring Lock-Up Securities to an Affiliate of the Investor if such transferee Affiliate agrees in writing to be bound by the restrictions set forth in this Section 8.1, Section 8.2 and Section 8.3. Notwithstanding any other provision herein, this Section 8.1 shall not prohibit or restrict any disposition of Lock-Up Securities by the Investor in connection with (i) a bona fide tender offer by a Third Party which is not opposed by the Company’s Board of Directors (but only after the Company’s filing of a Schedule 14D-9, or any amendment thereto, with the SEC disclosing the recommendation of the Company’s Board of Directors with respect to such tender offer), (ii) an issuer tender offer by the Company or (iii) the Company’s public announcement of a definitive agreement to consummate an Acquisition Transaction. All restrictions pursuant to this Section 8.1(a) shall terminate upon a liquidation or dissolution of the Company.
(b)    Until the end of the Lock-up Period, the Investor agrees that in connection with any registration of the Company’s securities involving an underwritten public offering that, upon the request of the Company or the underwriters managing any underwritten public offering of the Company’s securities, the Investor will deliver its written agreement not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Shares without the prior written consent of the Company or such underwriters, as the case may be, for such period of time not exceeding 90 days within the Lock-Up Period as the Company or the underwriters may specify. The provisions of this Section 8.1(b) shall be applicable to the Investor only if all of the Company’s (i) executive officers, (ii) directors and (iii) stockholders that beneficially own a greater percentage of the Company’s voting securities than the Investor are subject to the same restrictions.
8.2    Standstill. During the period from the date of this Agreement until the expiration of the Lock-Up Period (the “Standstill Term”), neither the Investor nor any of its Affiliates (collectively, the “Standstill Parties”) shall (and the Investor shall cause its Affiliates not to), except as expressly approved or invited in writing by the Company:
(a)         directly or indirectly, acquire beneficial ownership (as determined in accordance with Rule 13d-3 and Rule 13d-5 under the Exchange Act) of shares of Common Stock or any securities convertible or exchangeable into Common Stock (excluding any shares of Common Stock acquired pursuant to the Transaction Agreements), or make a tender, exchange or other offer to acquire shares of Common Stock or any securities convertible or exchangeable into Common Stock;
(b)    directly or indirectly, seek to have called any meeting of the stockholders of the Company, propose or nominate for election to the Company’s Board of Directors any person whose nomination has not been approved by a majority of the Company’s Board of Directors or cause to be voted in favor of such person proposed or nominated by the Investor for election to the Company’s Board of Directors any shares of Common Stock;

(c)         directly or indirectly, knowingly encourage or support a tender, exchange or other offer or proposal by any Third Party with respect to shares of Common Stock or any securities convertible or exchangeable into Common Stock; provided, however, that from and after the filing of a Schedule 14D-9 (or successor form of Tender Offer Solicitation/Recommendation Statement under Rule 14d-9 under the Exchange Act) by the Company recommending that stockholders accept any such offer or proposal, Investor shall not be prohibited from taking any of the actions otherwise prohibited by this Section 8.2(c) only for so long as the Company maintains and does not withdraw such recommendation;
(d)    directly or indirectly, solicit proxies or consents or become a participant in a solicitation (as such terms are defined in Regulation 14A under the Exchange Act) in opposition to the recommendation of a majority of the Company’s Board of Directors with respect to any matter, or seek to advise or influence any Person, with respect to voting of any shares of Common Stock; provided, however, that the Standstill Parties may solicit proxies or consents and may become a participant in a solicitation in connection with any proposal that would adversely affect the Investor’s rights under the Transaction Agreements [***] (it being agreed that the foregoing proviso shall not relate to proposals for the nomination and/or election of directors and Company Equity Plans (as defined below));
(e)         deposit any shares of Common Stock in a voting trust or subject any shares of Common Stock to any arrangement or agreement with respect to the voting of such shares of Common Stock;
(f)         propose (i) any merger, consolidation, business combination, tender or exchange offer, purchase of the Company’s assets or businesses, or any Change of Control transaction involving the Company or (ii) any recapitalization, restructuring, liquidation or other extraordinary transaction with respect to the Company;
(g)    act in concert with any Third Party to take any action in clauses (a) through (f) above, or form, join or in any way participate in a “partnership, limited partnership, syndicate, or other group” within the meaning of Section 13(d)(3) of the Exchange Act;
(h)    enter into discussions, negotiations, arrangements or agreements with any Person relating to the foregoing actions referred to in (a) through (f) above; provided, however, that nothing contained in this Section 8.2 shall prohibit the Investor or its Affiliates from acquiring a company or business that owns shares of Common Stock or any securities convertible or exchangeable into Common Stock provided that any such securities of the Company so acquired will be subject to the provisions of this Section 8.2; or
(i)    request or propose to the Company’s Board of Directors (or any committee thereof), any member(s) thereof or any officer of the Company that the Company amend, waive, or consider the amendment or waiver of, any provisions set forth in this Section 8.2 (including this clause (i));
provided, however, that (A) nothing contained in this Section 8.2 shall prohibit the Investor from making proposals to the Company’s Chairman or Chief Executive Officer on a confidential, nonpublic basis for a proposed transaction between the Parties of the type described in the foregoing clauses (a) and (f) or a proposal for a waiver or amendment of the type described in clause (i) above, in either such case so long as the Investor reasonably believes in good faith that neither it nor the Company would reasonably be expected to be required by applicable Law or stock exchange requirement to disclose publicly any such proposal and (B) nothing in the foregoing clause (b) shall prohibit the Investor from proposing to the Company’s Nominating and Corporate Governance Committee (and not pursuant to the advance notice provisions set forth in the Company’s bylaws), on a confidential, non-public basis, potential director candidates for consideration by the Company’s Nominating and Corporate Governance Committee, which candidates the Investor believes would be in the best interest of the Company and its stockholders, so long as the Investor reasonably believes in good faith, after consultation with its outside counsel, that neither it nor the Company would reasonably be expected to be required by applicable Law or stock exchange requirement to disclose publicly any such proposal. Neither (x) transfers or resales of the Shares by the Investor to any other person in compliance with Section 8.5 or (y) the mere voting of the Shares subject to Section 8.3 will be deemed to be a breach of the Investor’s standstill obligations under this Section 8.2.
(j)         Section 8.2 shall terminate and have no further force or effect, upon the earliest to occur of:
(i)    provided that none of the Standstill Parties has violated Section 8.2, the public announcement by the Company or any Third Party of any definitive agreement between the Company and such Third Party and/or any of its Affiliates providing for a Change of Control;
(ii)    a Third Party commences a tender offer seeking to acquire beneficial ownership of more than 50% of the Company’s outstanding Common Stock and the Board of Directors of the Company has publicly supported the proposal or recommended that the stockholders tender their Common Stock in such tender offer;
(iii)    (x) a bona fide tender offer by a Third Party which is not opposed by the Company’s Board of Directors (but only after the Company’s filing of a Schedule 14D-9, or any amendment thereto, with the SEC disclosing the recommendation of the Company’s Board of Directors with respect to such tender offer), or (y) an issuer tender offer by the Company; provided that Section 8.2 shall be reinstated and apply in full force according to its terms if any event set forth in this clause (iii), which resulted in the termination of Section 8.2 is not completed or if such announced transaction is abandoned and no similar transaction has been announced and not abandoned; or

(iv)    the expiration of the Standstill Term;
provided, however, that if Section 8.2 terminates due to (x) clause (i) above and such definitive agreement is abandoned and no other definitive agreement providing for a Change in Control has been announced and not abandoned or terminated within ninety days thereafter or (y) clause (ii) above and the tender offer is withdrawn or abandoned or the Board of Directors of the Company withdraws its recommendation in favor of such tender offer prior to the completion of the tender offer, the restrictions contained in Section 8.2 shall again be applicable until otherwise terminated pursuant to this Section 8.2(j).
8.3    Voting. Until the end of the Lock-Up Period, Investor shall vote, or cause to be voted, all shares of Common Stock then beneficially owned by Investor, in accordance with the recommendation of the Board of Directors on any matters presented to the Company’s stockholders with respect to any stock option, stock incentive, employee stock purchase or similar equity plan, or any amendment thereto (any such plan, a “Company Equity Plan”), whether or not for the purpose of establishing such a Company Equity Plan or increasing the number of shares of Common Stock that may be awarded or sold thereunder.
8.4    Assistance and Cooperation. Each of the Parties shall, unless prohibited by Law, consult each other prior to any communication with any Governmental Authority related to the transactions contemplated by this Agreement, involve each other Party in any communication with any Governmental Authority related to the transactions contemplated by this Agreement, and promptly advise each other Party hereto upon receiving any communication from any Governmental Authority related to the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each Party will promptly notify the other of the receipt and content of any inquiries or requests for additional information made by any Governmental Authority in connection therewith and keep the other apprised on a prompt basis of the status of any such inquiry or request. Each Party shall promptly inform the other Party of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding any such filings or any such transaction. Except as prohibited by Law, no Party shall independently participate in any meeting or conference call with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving the other Party prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate.
8.5    Rule 144; Legend Removal.
(a)         With a view to making available to the Investor the benefits of certain rules and regulations of the SEC that may permit the sale of the Shares to the public without registration, the Company agrees to use commercially reasonable efforts to (i) make and keep current public information available, as those terms are understood and defined in Rule 144; (ii) file with the SEC in a timely manner all reports and other documents required of the Company under the Exchange Act; and (iii) furnish the Investor forthwith upon request, so long as the Investor continues to own any Shares, (x) a written statement by the

Company as to its compliance with the current public information requirements of Rule 144, (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents as may be reasonably requested in availing the Investor of any rule or regulation of the SEC permitting the sale of any such securities without registration.
(b)    In connection with any sale, assignment, transfer or other disposition of the Shares by the Investor pursuant to Rule 144 or pursuant to any other exemption under the Securities Act such that the purchaser acquires freely tradable shares and upon compliance by the Investor with the requirements of this Agreement, if requested by the Investor, the Company shall cause the Transfer Agent to remove any restrictive legends related to the book entry account holding such Shares and make a new, unlegended entry for such book entry Shares sold or disposed of without restrictive legends within two Business Days of any such request therefor from the Investor, provided that the Company has timely received from the Investor customary representations and other documentation reasonably acceptable to the Company in connection therewith.
(c)     Subject to receipt from the Investor by the Company and the Transfer Agent of customary representations and other documentation reasonably acceptable to the Company and the Transfer Agent in connection therewith, upon the earliest of such time as the Shares (i) have been sold or transferred pursuant to an effective registration statement, (ii) have been sold pursuant to Rule 144, or (iii) are eligible for resale under Rule 144(b)(1) or any successor provision (such earliest date, the “Effective Date”), the Company shall, in accordance with the provisions of this Section 8.5(c) and within two Business Days of any request therefor from the Investor accompanied by such customary and reasonably acceptable documentation referred to above, (A) deliver to the Transfer Agent irrevocable instructions that the Transfer Agent shall make a new, unlegended entry for such book entry Shares, and (B) cause its counsel to deliver to the Transfer Agent one or more opinions to the effect that the removal of such legends in such circumstances may be effected under the Securities Act if required by the Transfer Agent to effect the removal of the legend in accordance with the provisions of this Agreement. The Company shall direct the Transfer Agent to remove the transfer restrictions set forth in Section 5.10(b) applicable to the Shares that are no longer subject to the lock-up restrictions set forth in Section 8.1 upon the written request of the Investor, within five Business Days of the Company’s receipt of such request, at any time after expiration of the Lock-Up Period.
(d)     The Investor agrees with the Company (i) that the Investor will sell any Shares pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, (ii) that if Shares are sold pursuant to a registration statement, they will be sold in compliance with the plan of distribution set forth therein and (iii) that if, after the Effective Date of the registration statement covering the resale of the Shares, such registration statement is not then effective and the Company has provided notice to the Investor to that effect, the

Investor will sell Shares only in compliance with an exemption from the registration requirements of the Securities Act.
8.6    Book Entry Statement. The Company hereby agrees to deliver to the Investor a book entry statement from the Company’s transfer agent showing the Shares registered in the name of the Investor within two Business Days after the Closing.
8.7     Integration. The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 1.2 of the Securities Act) that would be integrated with the offer or sale of the Shares in a manner that would require the registration under the Securities Act of the Shares to be issued to the Investor hereunder for purposes of the rules and regulations of any of the following markets or exchanges on which the Common Stock of the Company is listed or quoted for trading on the date in question, such that it would require stockholder approval prior to the closing of such other transaction unless stockholder approval is obtained before the closing of such subsequent transaction.
8.8    SEC Filings. The Company will timely make all filings with the SEC that are required by the Company in connection with its entrance into this Agreement and the offer and sale of the Shares.
9.    Miscellaneous.
9.1    Governing Law; Submission to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each Party irrevocably submits to the exclusive jurisdiction of (a) the courts of the State of New York located in New York, NY, and (b) the United States District Court for the Southern District of New York, for the purposes of any action arising out of this Agreement. Each Party agrees to commence any such action either in the United States District Court for the Southern District of New York or if such action may not be brought in such court for jurisdictional reasons, in the courts of the State of New York located in New York, NY. Each Party further agrees that service of any process, summons, notice or document by the U.S. registered mail to such Party’s respective address set forth in Section 9.3 shall be effective service of process for any Action in New York with respect to any matters to which it has submitted to jurisdiction in this Section 9.1. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action arising out of this Agreement in (i) the courts of the State of New York located in New York, NY, and (ii) the United States District Court for the Southern District of New York, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action brought in any such court has been brought in an inconvenient forum.
9.2    Waiver of Jury Trial. EXCEPT AS LIMITED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED IN

CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE, AND ENFORCEMENT HEREOF. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY, AND BARGAINED-FOR AGREEMENT BETWEEN THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY
9.3    Notices. All notices, instructions and other communications hereunder or in connection herewith shall be in writing, and shall be (a) delivered by hand or by overnight courier with tracking capabilities; or (b) mailed postage prepaid by first class, registered, or certified mail, in each case, addressed as set forth below unless changed by notice so given. This Section 9.3 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement, for which electronic mail shall suffice.
If to the Company:
Jounce Therapeutics, Inc.
        780 Memorial Drive
        Cambridge, MA 02139
        Attention: Chief Executive Officer

    With a copy (which shall not constitute notice to):

Jounce Therapeutics, Inc.
        780 Memorial Drive
        Cambridge, MA 02139
        Attention: Chief Legal Officer

If to the Investor:
Gilead Sciences, Inc.
        333 Lakeside Drive
        Foster City, CA 94404
Attention: Alliance Management

    With copies (which shall not constitute notice to):

Gilead Sciences, Inc.
        333 Lakeside Drive

        Foster City, CA 94404
        Attention: General Counsel

Hogan Lovells US LLP
555 Thirteenth Street, NW
Washington, DC 20004
        Attention: G. Allen Hicks

Any such notice will be deemed given on the date received, except any notice received after 5:00 p.m. (in the time zone of the receiving Party) on a Business Day or received on a non-Business Day will be deemed to have been received on the next Business Day. Either Party may change its address by giving notice to the other Party in the manner provided above.
9.4    Entire Agreement. This Agreement, and other Transaction Agreements contain the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede any prior express or implied agreements, understandings, and representations, either oral or written, which may have related to the subject matter hereof in any way, including any and all term sheets relating to the transactions contemplated by this Agreement and exchanged between the Parties prior to the Execution Date.
9.5    Amendments. No provision in this Agreement shall be supplemented, deleted or amended except in a writing executed by an authorized representative of each of the Investor and the Company.
9.6    Headings; Nouns and Pronouns; Section References. Headings in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice-versa. References in this Agreement to a section or subsection shall be deemed to refer to a section or subsection of this Agreement unless otherwise expressly stated.
9.7    Severability. If one or more of the terms or provisions of this Agreement is held by a court of competent jurisdiction to be void, invalid, or unenforceable in any situation in any jurisdiction, such holding will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the void, invalid, or unenforceable term or provision in any other situation or in any other jurisdiction, and such term or provision will be considered severed from this Agreement solely for such situation and solely in such jurisdiction, unless the void, invalid, or unenforceable term or provision is of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the void, invalid, or unenforceable term or provision. If the final judgment of such court declares that any term or provision hereof is void, invalid, or unenforceable, the Parties agree to: (a) reduce the scope, duration, area, or applicability of the term or provision or to delete specific words or phrases to the minimum extent necessary to cause such term or provision as so reduced or amended to be enforceable; and (b) make a good-faith effort to replace any void, invalid, or unenforceable term or provision with a valid and enforceable term or provision such that the objectives contemplated by the Parties when entering this Agreement may be realized.
9.8    Assignment. This Agreement may not be assigned by a Party hereto without the prior written consent of the other Party, provided, however, that the Investor may assign its rights and delegate its duties hereunder in whole or in part to an Affiliate or to a Third Party acquiring [***] of its Shares in a transaction complying with applicable securities laws without the prior written consent of the Company, provided such assignee agrees in writing to be bound by the provisions hereof that apply to Investor. The provisions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the Parties. Without limiting the generality of the foregoing, in the event that the Company is a party to a merger, consolidation, share exchange or similar business combination transaction in which the Common Stock is converted into the equity securities of another Person, from and after the effective time of such transaction, such Person shall, by virtue of such transaction, be deemed to have assumed the obligations of the Company hereunder, the term “Company” shall be deemed to refer to such Person and the term “Shares” shall be deemed to refer to the securities received by the Investor in connection with such transaction. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties hereto or their respective permitted successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.
9.9    Counterparts. This Agreement may be executed in counterparts with the same effect as if both Parties had signed the same document. All such counterparts will be deemed an original, will be construed together, and will constitute one and the same instrument. Any such counterpart, to the extent delivered by means of facsimile by .pdf, .tif, .gif, .jpeg, or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) will be treated in all manners and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party hereto will raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.
9.10    Third Party Beneficiaries. There are no express or implied Third Party beneficiaries hereunder. The provisions of this Agreement are for the exclusive benefit of the Parties, and no other Person or entity will have any right or claim against any Party by reason of these provisions or be entitled to enforce any of these provisions against any Party.
9.11    No Presumption Against Drafter. Each of the Parties has jointly participated in the negotiation and drafting of this Agreement. In the event there arises any ambiguity or question or intent or interpretation with respect to this Agreement, this Agreement shall be construed as if drafted jointly by all of the Parties and no presumptions or burdens of proof shall arise favoring any Party by virtue of the authorship of any of the provisions of this Agreement.

9.12    Survival of Warranties. The representations and warranties of the Company and the Investor contained in this Agreement shall survive the Closing for twelve months, except for the representations and warranties set forth in Sections 4.1, 4.2, 4.4, 4.5(a), 4.6(b)-(d), 4.8, 4.12, 4.13, 5.1, 5.2, 5.5, 5.6, 5.7, 5.9 and 5.10, which shall survive the Closing.
9.13    Waiver. The failure of any Party to insist on the performance of any obligation hereunder will not be deemed to be a waiver of such obligation. Waiver of any breach of any provision hereof will not be deemed to be a waiver of any other breach of such provision or any other provision on such occasion or any succeeding occasion. No waiver, modification, release, or amendment of any obligation under or provision of this Agreement will be valid or effective unless in writing and signed by the Parties.
9.14    Remedies. The rights, powers and remedies of the Parties under this Agreement are cumulative and not exclusive of any other right, power or remedy which such Parties may have under any other agreement or Law. No single or partial assertion or exercise of any right, power or remedy of a Party hereunder shall preclude any other or further assertion or exercise thereof.
9.15    Expenses. Each Party shall pay its own fees and expenses in connection with the preparation, negotiation, execution and delivery of the Transaction Agreements.
9.16    Public Announcement. The Parties agree that the provisions of Section 12.5 of the License Agreement shall be applicable to the Parties with respect to any public disclosures regarding the proposed transactions contemplated by the Purchase Agreement and the License Agreement or regarding the Parties hereto or their Affiliates (it being understood that the provisions of Section 12.5 of the License Agreement shall be read to apply to disclosures of information relating to this Agreement and the transactions contemplated hereby).
(Signature Page Follows)

IN WITNESS WHEREOF, the Parties have executed and delivered this Stock Purchase Agreement as of the date first above written.

JOUNCE THERAPEUTICS, INC.

By:    /s/ Richard Murray
Name:    Richard Murray
Title:    CEO

GILEAD SCIENCES, INC.

By:    /s/ Andrew Dickinson
Name:    Andrew D. Dickinson
Title:    Executive Vice President and Chief
    Financial Officer

[Signature Page to Stock Purchase Agreement]

EXHIBIT A
FORM OF CROSS RECEIPT

CROSS RECEIPT

Jounce Therapeutics, Inc. hereby acknowledges receipt from Gilead Sciences, Inc. on [             ], [             ] of $34,999,995.19, representing the purchase price for 5,539,727 shares of Common Stock, par value $0.001 per share, of Jounce Therapeutics, Inc., pursuant to that certain Stock Purchase Agreement, dated as of August 31, 2020, by and between Gilead Sciences, Inc. and Jounce Therapeutics, Inc.

JOUNCE THERAPEUTICS, INC.

By:
Name:
Title:

Gilead Sciences, Inc. hereby acknowledges receipt from Jounce Therapeutics, Inc. on [             ], [             ]  of 5,539,727 shares of Common Stock, par value $0.001 per share, of Jounce Therapeutics, Inc., delivered pursuant to that certain Stock Purchase Agreement, dated as of August 31, 2020, by and between Gilead Sciences, Inc. and Jounce Therapeutics, Inc.

GILEAD SCIENCES, INC.

By:
Name:
Title:

A-1